Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of February 13, 2023, among Talos Production Inc., a Delaware corporation (“Talos Production”) (as successor to Merger Sub LLC (as defined below), successor to EnVen Energy Corporation (“EnVen”)), each of the other guarantors listed in Schedule I hereto (each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, on September 21, 2022, Talos Production, Talos Energy Inc., a Delaware corporation and the indirect parent of Talos Production (“Parent”), Tide Merger Sub I Inc., a Delaware corporation and a directly wholly owned subsidiary of Parent (“Merger Sub Inc.”), Tide Merger Sub II LLC, a Delaware limited liability company and a directly wholly owned subsidiary of Parent (“Merger Sub LLC”), Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Talos Production, EnVen, and BCC EnVen Investments, L.P., a Delaware limited partnership, in its capacity as the representative of the equityholders of EnVen, entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the date hereof, (i) Merger Sub Inc. merged with and into EnVen, with EnVen continuing as the surviving corporation (the “First Surviving Corporation”), and (ii) the First Surviving Corporation merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), which such mergers were immediately followed by the merger of the Surviving Company with and into Talos Production;

WHEREAS, each of Energy Ventures GoM LLC, as issuer (the “Issuer”), EnVen Finance Corporation, as co-issuer (the “Co-Issuer” and together with the Issuer, the “Issuers”), EnVen and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 15, 2021 providing for the issuance of an unlimited aggregate principal amount of 11.750% Senior Secured Second Lien Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally Guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture;

WHEREAS, the Indenture provides that any successor entity to a Guarantor, including EnVen, shall expressly assume all the obligations of such Guarantor under the Indenture, such Guarantor’s related Guarantee and the Security Documents; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption of Obligations. Talos Production (as successor to Merger Sub LLC, successor to EnVen), hereby expressly assumes all the obligations of EnVen under the Indenture and the Notes, EnVen’s related Guarantee and the Security Documents, on the terms and subject to the conditions set forth therein, and hereby agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of EnVen under the Indenture and the Notes.

3. Guarantor. Talos Production and each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 and Article 13 thereof.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Waiver of Jury Trial. EACH OF TALOS PRODUCTION, THE GUARANTEEING SUBSIDIARIES, THE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9. The Trustee and the Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee and the Collateral Agent, whether or not elsewhere herein so provided. The Trustee and the Collateral

Agent make no representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent assumes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TALOS PRODUCTION INC.
CKB PETROLEUM, LLC
STONE ENERGY HOLDING, L.L.C.
TALOS ENERGY HOLDINGS LLC
TALOS ENERGY INTERNATIONAL LLC
TALOS ENERGY LLC
TALOS ENERGY OFFSHORE LLC
TALOS ENERGY OPERATING COMPANY LLC
TALOS ENERGY PHOENIX LLC
TALOS ERT LLC
TALOS EXPLORATION LLC
TALOS GULF COAST LLC
TALOS GULF COAST OFFSHORE LLC
TALOS GULF COAST ONSHORE LLC
TALOS OIL AND GAS LLC
TALOS PETROLEUM LLC
TALOS PRODUCTION FINANCE INC.
TALOS RESOURCES LLC
TALOS THIRD COAST LLC

By:	/s/ Shannon E. Young III
Name:	Shannon E. Young III
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President

[Signature Page to Supplemental Indenture]

SCHEDULE 1

Guarantors

Subsidiary Guarantor	Jurisdiction of Formation or Incorporation
CKB Petroleum, LLC	Delaware
Stone Energy Holding, L.L.C.	Delaware
Talos Energy Holdings LLC	Delaware
Talos Energy International LLC	Delaware
Talos Energy LLC	Delaware
Talos Energy Offshore LLC	Delaware
Talos Energy Operating Company LLC	Delaware
Talos Energy Phoenix LLC	Delaware
Talos ERT LLC	Delaware
Talos Exploration LLC	Delaware
Talos Gulf Coast LLC	Delaware
Talos Gulf Coast Offshore LLC	Delaware
Talos Gulf Coast Onshore LLC	Delaware
Talos Oil and Gas LLC	Delaware
Talos Petroleum LLC	Delaware
Talos Production Inc.	Delaware
Talos Production Finance Inc.	Delaware
Talos Resources LLC	Delaware
Talos Third Coast LLC	Delaware